Exhibit 99.1

Media Contact:

Carling Spelhaug, +1 312-696-6150 or carling.spelhaug@morningstar.com

FOR IMMEDIATE RELEASE

Morningstar, Inc. Declares Regular Quarterly Dividend of 22 Cents Per Share

CHICAGO, May 13, 2016—The board of directors of Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today declared a quarterly dividend of 22 cents per share. The dividend is payable July 29, 2016, to shareholders of record as of July 8, 2016.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, and retirement plan providers and sponsors. Morningstar provides data on approximately 525,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on nearly 18 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its investment advisory subsidiaries, with more than $180 billion in assets under advisement and management as of March 31, 2016. The company has operations in 27 countries.

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©2016 Morningstar, Inc. All Rights Reserved.

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